UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2025

TIPTREE INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

660 Steamboat Road	2nd Floor	Greenwich	CT	06830
(Address of Principal Executive Offices)				(Zip Code)

(212) 446-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TIPT	NASDAQ	Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Tiptree Holdings LLC, (“Borrower”), the subsidiary through which Tiptree Inc. (“Tiptree”) conducts its operations, entered into a Credit Agreement, dated as of February 7, 2025, among Tiptree, Borrower, the lenders party thereto from time to time and Fortress Credit Corp. (“Fortress”), as administrative agent, collateral agent and lead arranger (the “Credit Agreement”). Borrower and any guarantors (if any, added after the closing date; it being understood that there are no guarantors on the closing date) are referred to as the “Loan Parties”.

Borrower borrowed $75 million under the Credit Agreement to, among other things, fund working capital and general corporate purposes. The principal of, and all accrued and unpaid interest on, all loans under the Credit Agreement will mature on the third anniversary of the closing date of the Credit Agreement. Loans under the Credit Agreement bear interest at a variable rate per annum equal to the term Secured Overnight Financing Rate (“SOFR”) (which adjusted term SOFR is subject to a minimum of 1.00%) plus an applicable margin of 5.25% per annum. The principal amounts of the loans are to be repaid in consecutive quarterly installments.

The obligations under the Credit Agreement and other documents executed in connection therewith are secured by (i) liens on 50% of the common stock of The Fortegra Group, Inc. (“Fortegra”) owned by Tiptree, with the remaining 50% of Fortegra common stock that is owned by Tiptree remaining unpledged (the “Unpledged Fortegra Shares”) and (ii) substantially all other assets of Borrower (other than, for the avoidance of doubt, the Unpledged Fortegra Shares and subject to customary exclusions). However, under the terms of the Credit Agreement, for 18 months after closing, Borrower may not pledge the Unpledged Fortegra Shares as collateral to any other lender. Thereafter, Borrower may incur indebtedness secured by the Unpledged Fortegra Shares subject to certain limitations, including a right of first offer and first refusal in favor of Fortress.

The Credit Agreement contains various customary affirmative and negative covenants of (i) the Loan Parties including, but not limited to, limitations on indebtedness, liens, investments and acquisitions, negative pledges, junior payments, conduct of business, transactions with affiliates, dispositions of assets and prepayment of certain indebtedness and (ii) Tiptree, including, but not limited to, limitations on changing its fiscal year-end, dispositions of assets and conduct of business, in each case, subject to customary exceptions. The Credit Agreement also contains a financial covenant which provides that Borrower will not permit its Term Loan LTV (as defined in the Credit Agreement) at any time to be greater than 45%.

The Credit Agreement also contains customary mandatory repayment provisions (subject to customary exceptions) and requires that all net cash proceeds from the sale by Tiptree, Borrower or any subsidiary of Tiptree, as applicable, of capital stock of Fortegra be applied to prepay the loans. Prepayments, whether mandatory or voluntary, reduce future scheduled amortization payments in direct order of maturity, unless otherwise elected by Borrower. The Credit Agreement also requires the payment of a Make-Whole Amount (as defined in the Credit Agreement) if within the first 12 months after closing all or any portion of the loans are subject to optional prepayments or certain mandatory prepayment of the loans.

The Credit Agreement contains events of default customary for similar financings with corresponding grace periods, including failure to pay any principal or interest when due, failure to perform or observe covenants, breaches of representations and warranties, certain cross defaults, certain bankruptcy-related events, monetary judgment defaults and a change of control. Upon the occurrence of an event of default, the outstanding obligations under the Credit Agreement may be accelerated and become immediately due and payable, subject to certain cure rights in respect of the financial covenant.

The foregoing description of the Credit Agreement, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K regarding the Credit Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) List of Exhibits:

10.1
Credit Agreement dated February 7, 2025, by and among Tiptree Inc. as Parent, Tiptree Holdings LLC, as Borrower, Fortress Credit Corp., as Administrative Agent, Collateral Agent and Lead Arranger, and the lenders party thereto.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE INC.

Date:	February 7, 2025	By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer